Exhibit 4.4
CONSENT AND WAIVER AGREEMENT AND
AMENDMENT NO. 3
TO LOAN AND SECURITY AGREEMENT

CONSENT AND WAIVER AGREEMENT AND AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT, dated as of April 23, 2004 (this “Agreement”), to the Loan and Security Agreement referred to below by and among MATRIA HEALTHCARE, INC., a Delaware corporation (together with its permitted successors and assigns, the “Parent”), DIABETES ACQUISITION, INC., a Georgia corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “DAI”), GAINOR MEDICAL ACQUISITION COMPANY, a Georgia corporation and wholly-owned subsidiary of DAI (together with its permitted successors and assigns, “Gainor”), DIABETES MANAGEMENT SOLUTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Gainor (together with its permitted successors and assigns, “DMS”), DIABETES SELF CARE, INC., a Virginia corporation and wholly-owned subsidiary of Gainor (together with its permitted successors and assigns, “DSC”), MATRIA LABORATORIES, INC., a Delaware corporation and wholly-owned subsidiary of DSC (together with its permitted successors and assigns, “MLI”), FACET TECHNOLOGIES, LLC, a Georgia limited liability company whose interests are wholly-owned by the Parent (together with its permitted successors and assigns, “Facet”), MATRIA OF NEW YORK, INC., a New York corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “MNY”), MATRIA HEALTHCARE OF ILLINOIS, INC., a Georgia corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “MII”), QUALITY ONCOLOGY, INC., a Delaware corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “QO”) (the Parent, DAI, Gainor, DMS, DSC, MLI, Facet, MNY, MII and QO, each individually a “Borrower” and jointly and severally, the "Borrowers”), MATRIA HEALTHCARE, INC., in its capacity as authorized representative of the Borrowers (the “Authorized Representative”), and HFG HEALTHCO-4, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”).

W I T N E S S E T H
WHEREAS, the Borrowers, the Authorized Representative and the Lender are parties to that certain Loan and Security Agreement, dated as of October 22, 2002 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment No. 1 to Loan and Security Agreement dated as of December 31, 2002 and that certain Amendment No. 2 to Loan and Security Agreement dated as of December 31, 2003, the “Loan and Security Agreement”);

WHEREAS, the Parent has commenced a tender offer (the “Tender Offer”) on the terms set forth in that Offer to Purchase and Consent and Waiver Solicitation Statement attached hereto as Exhibit A (the “Offer and Solicitation”) for all of the Senior Notes and repurchase all or a portion of the Senior Notes pursuant to such Tender Offer (such repurchase, the “Repurchase”);

WHEREAS, the Parent intends to finance a portion of the Tender Offer and Repurchase with the proceeds of an offering of unsecured convertible senior subordinated notes (such convertible senior notes, the “Unsecured Convertible Notes”) on substantially the terms set forth in that certain draft offering memorandum attached hereto as Exhibit B, including the description of notes appended thereto (together, the “Draft Offering Memorandum”); and

WHEREAS, the certain actions contemplated by the Tender Offer, the Repurchase and the issuance of the Unsecured Convertible Notes would be in violation of the Loan and Security Agreement, and Lender has agreed to consent to such actions in the manner, and on the terms and conditions, provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Borrowers, the Authorized Representative and the Lender hereby agree as follows:
  Definitions.
    As used in this Agreement, the term “Net Proceeds shall mean with respect to the issuance, sale or other disposition of any stock or debt securities, the excess of (i) the aggregate amount received in connection with such issuance, sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses including, without limitation, related legal, investment banking and accounting fees and disbursements incurred in connection with such issuance, sale or other disposition, and (B) all income and transfer taxes payable in connection with such issuance, sale or other disposition, whether payable at such time or thereafter.
    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan and Security Agreement.
  Consents. As of the Agreement Effective Date (as hereinafter defined), the Lender hereby consents to the Parent:
    notwithstanding anything set forth to the contrary in clause (e) of Exhibit IV to the Loan and Security Agreement, issuing the Unsecured Convertible Notes to refinance the Debt evidenced by the Senior Notes, so long as (i) the principal amount of such Debt shall be no greater than $86,250,000; (ii) the terms of the Unsecured Convertible Notes shall not require any scheduled payment of principal prior to the Scheduled Maturity Date (as in effect on the date hereof); (iii) the Net Proceeds received from the issuance of the Unsecured Convertible Notes shall be used to purchase Senior Notes tendered in the Tender Offer at the price contemplated in the Tender Offer (up to the aggregated amount necessary to purchase all of the Senior Notes so tendered), and (iv) such Unsecured Convertible Notes shall be issued on the terms set forth in the Draft Offering Memorandum, subject to changes and finalizations of provisions not, in the Lender’s opinion, adverse to the Lender;
    notwithstanding anything set forth to the contrary in clause (z) of Exhibit IV to the Loan and Security Agreement, consummating the Repurchase with the proceeds of the Unsecured Convertible Notes on the terms set forth in the Offer and Solicitation;
  provided, however, that (i) each of the foregoing consents shall only be effective to the extent that the Parent exercises its rights thereunder prior to 5:00 p.m. (New York time) on June 30, 2004 (or such later date as the closing under the Tender Offer may occur), and (ii) the Borrowers and the Authorized Representative, jointly and severally, each hereby covenant and agree that none of the Net Proceeds received from the issuance of the Unsecured Convertible Notes, or any proceeds thereof, will be used to prepay the Lender Debt or any portion thereof without the prior written consent of the Lender.
    Waiver. Upon the Agreement Effective Date, the Lender hereby agrees to waive any Default or Event of Default arising pursuant a breach of the representation and warranty of set forth in clause (hh) of Exhibit III of the Loan and Security Agreement, solely to the extent that such breach arises from the issuance of the Unsecured Convertible Notes in compliance with terms and requirements of Section 2 of this Agreement.

Amendments.

  Article VI of the Loan and Security Agreement is hereby amended by adding the following Section 6.16 immediately following Section 6.15 thereof:

§ 6.16. Designated Senior Indebtedness. All parties hereto agree that the Lender Indebtedness evidenced by this Agreement is “designated senior indebtedness” for the purpose of establishing the subordination of the Unsecured Convertible Notes contemplated by that certain Consent and Waiver Agreement and Amendment No. 3 to this Agreement among the parties hereto dated as of April 23, 2004, and the purposes of the Offering Memorandum relating thereto.

b.The definition of “Early Termination Fee” in Exhibit I to the Loan and Security Agreement is amended in its entirety to read as follows:

“Early Termination Fee” shall mean an amount equal to the decrease in or termination of the Revolving Commitment multiplied by the applicable percentage below:

       Period                       Percentage

from the Closing Date until October 21, 2003        2.00%

from October 22, 2003 until the date immediately

prior to the Scheduled Maturity Date            0.75%

  Remedies. This Agreement shall constitute a Document. The breach by the Parent or any other Borrower of any representation, warranty, covenant or agreement in this Agreement shall constitute an immediate Event of Default hereunder and under the other Documents.
  Representations and Warranties. To induce the Lender to enter into this Agreement, each Borrower, jointly and severally and giving effect to this Agreement, makes the following representations and warranties to the Lender:
    The execution, delivery and performance by it of this Agreement and the performance of the Loan and Security Agreement, the Documents and the other documents to be delivered by it thereunder and the actions contemplated hereby and thereby, including, in the case of the Parent, the issuance of the Unsecured Convertible Notes, the Tender Offer and the Repurchase, (i) are within its corporate or company powers, (ii) have been duly authorized by all necessary corporate or company action, (iii) do not contravene (1) its charter or its bylaws, or its operating agreement, as applicable, (2) any law, rule or regulation applicable to it, (3) the Indenture (except to the extent contemplated by the Offer and Solicitation) or any contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, and (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the Loan and Security Agreement or the Documents. This Agreement has been duly executed and delivered by it. It has previously furnished to the Lender a true, correct and complete copy of its charter, bylaws or operating agreement, as applicable, including all amendments thereto.
    No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is required for the due execution, delivery and performance by it of this Agreement or any other document to be delivered hereunder.
    This Agreement, the Loan and Security Agreement and the Documents constitute the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
    No event has occurred and is continuing, or would result from the execution of this Agreement, that constitutes a Default or Event of Default.
    Except as disclosed on Schedule III to the Loan and Security Agreement, there is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting it before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or the Loan and Security Agreement, or any other Document executed in connection herewith or therewith, and it is not currently the subject of, or has any present intention of commencing, an insolvency proceeding or petition in bankruptcy.
    After giving effect to this Agreement, the representations and warranties of each Borrower contained in the Loan and Security Agreement and each other Document are true and correct on and as of the Agreement Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.
  No Other Waivers or Consents. Except as expressly provided herein, the Loan and Security Agreement and the other Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, this Agreement shall not be deemed a (i) waiver of any term or condition of any Document or (ii) consent to any deviation from the terms of the Loan and Security Agreement or any of the other Documents on the part of the Parent or any other Borrower, and shall not be deemed to prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Loan and Security Agreement or any other Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.
  Expenses. Each Borrower hereby reconfirms its respective obligations pursuant to Section 6.05 of the Loan and Security Agreement to pay and reimburse the Lender for all reasonable costs and out-of-pocket expenses (including, without limitation, reasonable counsel fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all other documents and instruments delivered in connection herewith.
  Effectiveness. This Agreement shall become effective as of the date first set forth above (the “Agreement Effective Date”) only upon satisfaction in full in the judgment of the Lender of each of the following conditions:
    Agreement. The Lender shall have received four original copies of this Agreement duly executed and delivered by each Borrower, the Authorized Representative and the Lender.
    Representations and Warranties. The representations and warranties of or on behalf of the Borrowers in this Agreement shall be true and correct on and as of the Agreement Effective Date.
  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF.
  Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HFG HEALTHCO-4 LLC	MATRIA LABORATORIES, INC.

By: /s/	By: /s/

Name: Robert D. Lynch	Name: Roberta L. McCaw
Title: COO Healthcare Finance Group, Inc.	Title: Secretary
As program manager for HFG Healthco-4, LLC

MATRIA HEALTHCARE, INC.	FACET TECHNOLOGIES, LLC

By: /s/	By: /s/

Name: Stephen M. Mengert	Name: Roberta L. McCaw
Title: Vice President Finance and CFO	Title: Secretary

DIABETES ACQUISITION, INC.	MATRIA OF NEW YORK, INC.

By: /s/	By: /s/

Name: Parker H. Petit	Name: Parker H. Petit
Title: President	Title: President

GAINOR MEDICAL ACQUISITION COMPANY	MATRIA HEALTHCARE OF ILLINOIS, INC.

By: /s/	By: /s/

Name: Parker H. Petit	Name: Parker H. Petit
Title: President	Title: President

DIABETES MANAGEMENT SOLUTIONS, INC.	QUALITY ONCOLOGY, INC.

By: /s/	By: /s/

Name: Roberta L. McCaw	Name: Stephen M. Mengert
Title: Secretary	Title: Vice President Finance and CFO

DIABETES SELF CARE, INC.

By: /s/

Name: Roberta L. McCaw
Title: Secretary

EXHIBIT A

Offer and Solicitation

EXHIBIT B

Draft Offering Memorandum